Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS Frank Vitrano (717) 972-3948	MEDIA Karen Rugen (717) 730-7766
or investor@riteaid.com

RITE AID PRICES OFFERING OF SENIOR SECURED NOTES AS PART OF COMPREHENSIVE PLAN TO REFINANCE SEPTEMBER 2010 DEBT MATURITIES

CAMP HILL, PA, June 8, 2009 - Rite Aid Corporation (NYSE: RAD) announced today the terms of an offering of $410 million aggregate principal amount ($10.0 million more than previously announced) of its 9.750% senior secured notes due 2016 (representing a yield to maturity of 10.125%, based on an offering price of 98.196% per Note) (the "Notes").  The Notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will be guaranteed by substantially all of Rite Aid's subsidiaries.  The guarantees will be secured on a senior lien basis.

The transaction is expected to close on June 12, 2009, subject to customary closing conditions.

The offering is part of the previously announced comprehensive plan to refinance Rite Aid's September 2010 debt maturities.

Also included in the refinancing is a new $525 million term loan due June 2015 under Rite Aid's Senior Secured Credit Facility.  Proceeds from the new term loan, which is scheduled to close on June 10, 2009, will be used to refinance the $145 million Tranche 1 Term Loan due September 2010 under Rite Aid's Senior Secured Credit Facility, repay and cancel a portion of the commitments outstanding under Rite Aid's existing $1.75 billion senior secured revolving credit facility also due September 2010, and for fees and other expenses.

As part of the refinancing, Rite Aid is also seeking to enter a new $1.0 billion senior secured revolving credit facility due September 2012 (the "New Revolver"), for which it has obtained $900 million in commitments.  Rite Aid intends to use the net proceeds from the offering of the Notes, together with borrowings under the New Revolver, to repay the remaining amounts outstanding and replace Rite Aid's existing revolving credit facility, and to fund related fees and expenses.

The Notes offering is not contingent upon the entry into the New Revolver, which is subject to successful syndication and satisfaction of customary closing conditions.  In the event that the New Revolver is in an amount less than $1.0 billion, Rite Aid may seek to offer additional Notes or other indebtedness, which may be secured.

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Rite Aid Release – page 2

The Notes and the related subsidiary guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Rite Aid is one of the nation's leading drugstore chains with more than 4,800 stores in 31 states and the District of Columbia and fiscal 2009 annual sales of more than $26.3 billion.  Information about Rite Aid, including corporate background and press releases, is available through Rite Aid's website at www.riteaid.com.

This press release may contain forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness and our ability to refinance our indebtedness on terms favorable to us; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy; our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; our ability to manage expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; the timing and effects of our proposed reverse stock split; general economic conditions and inflation and interest rate movements and access to capital, including our continuing ability to complete sale and leaseback transactions. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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